EXHIBIT 99.1

ALLIANCE FINANCIAL CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Alliance Financial Corporation

Syracuse, New York

We have audited the accompanying consolidated balance sheets of Alliance Financial Corporation as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012. We also have audited Alliance Financial Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Alliance Financial Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Financial Corporation as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Alliance Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/Crowe Horwath LLP
Crowe Horwath LLP

Cleveland, Ohio

March 8, 2013

Alliance Financial Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, 2012 and 2011

(In thousands, except per share data)

	2012	2011
Assets
Cash and due from banks	$33,673	$52,802

Securities available-for-sale	336,493	374,306
Federal Home Loan Bank of New York (“FHLB”) and Federal Reserve Bank (“FRB”) stock	7,987	8,478
Loans and leases held-for-sale	2,133	1,217
Loans and leases, net of unearned income and deferred costs	928,094	872,721
Allowance for credit losses	(8,571)	(10,769)

Net loans and leases	919,523	861,952

Premises and equipment, net	16,438	17,541
Accrued interest receivable	3,467	3,960
Bank-owned life insurance	30,175	29,430
Goodwill	30,844	30,844
Intangible assets, net	6,827	7,694
Other assets	18,797	20,866

Total assets	$1,406,357	$1,409,090

Liabilities and shareholders’ equity
Liabilities
Deposits:
Non-interest-bearing deposits	$230,555	$185,736
Interest-bearing deposits	864,438	897,329

Total deposits	1,094,993	1,083,065
Borrowings	121,169	136,310
Accrued interest payable	754	1,578
Other liabilities	16,722	18,366
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,259,412	1,265,093

Commitments and contingent liabilities (Note 15)	—	—

Shareholders’ equity
Preferred stock – par value $1.00 per share; 900,000 shares authorized, none issued and outstanding	—	—
Preferred stock – par value $1.00 per share; 100,000 shares authorized, Series A, junior preferred stock, none issued and outstanding	—	—
Common stock – par value $1.00 per share; 10,000,000 shares authorized, 5,104,497 and 5,091,553 shares issued, and 4,782,185 and 4,769,241 shares outstanding for 2012 and 2011, respectively	5,104	5,092
Surplus	47,932	47,147
Undivided profits	103,041	99,879
Accumulated other comprehensive income	3,418	3,951
Directors’ stock-based deferred compensation plan (148,083 and 134,260 shares, respectively)	(3,894)	(3,416)
Treasury stock, at cost: 322,312 shares	(8,656)	(8,656)

Total shareholders’ equity	146,945	143,997

Total liabilities and shareholders’ equity	$1,406,357	$1,409,090

The accompanying notes are an integral part of the consolidated financial statements

Alliance Financial Corporation and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2012, 2011 and 2010

(In thousands, except per share data)

	2012	2011	2010
Interest income
Interest and fees on loans and leases	$38,772	$41,877	$46,168
Federal funds sold and interest bearing deposits	136	22	8
Interest and dividends on taxable securities	6,709	10,903	11,294
Interest and dividends on nontaxable securities	2,634	2,957	2,872

Total interest income	48,251	55,759	60,342

Interest expense
Deposits:
Savings accounts	123	210	377
Money market accounts	1,038	1,609	2,675
Time accounts	3,564	5,673	7,216
NOW accounts	127	225	490

Total deposits	4,852	7,717	10,758
Borrowings:
Repurchase agreements	831	825	833
FHLB advances	2,445	3,279	3,817
Junior subordinated obligations issued to unconsolidated subsidiary trusts	677	638	645

Total interest expense	8,805	12,459	16,053

Net interest income	39,446	43,300	44,289
Provision for credit losses	(300)	1,910	4,085

Net interest income after provision for credit losses	39,746	41,390	40,204

Non-interest income
Investment management income	7,603	7,746	7,316
Service charges on deposit accounts	4,277	4,463	4,509
Card-related fees	2,772	2,701	2,563
Insurance agency income	—	—	1,283
Income from bank-owned life insurance	1,258	1,018	1,058
Gain on the sale of loans	1,809	1,283	1,394
Gain on sale of securities available-for-sale	—	1,325	308
Other non-interest income	1,132	1,466	2,074

Total non-interest income	18,851	20,002	20,505

Non-interest expense
Salaries and employee benefits	23,631	21,902	22,319
Occupancy and equipment expense	7,066	7,283	7,375
Communication expense	623	599	664
Office supplies and postage expense	1,182	1,142	1,158
Marketing expense	772	898	1,068
Amortization of intangible assets	867	944	1,127
Professional fees	5,372	3,087	3,250
FDIC insurance premium	866	1,061	1,601
Other non-interest expense	6,063	6,665	5,918

Total non-interest expense	46,442	43,581	44,480

Income before income tax expense	12,155	17,811	16,229
Income tax expense	2,967	4,514	4,605

Net income	$9,188	$13,297	$11,624

Net income per share
Basic earnings per share	$1.92	$2.80	$2.49
Diluted earnings per share	$1.92	$2.80	$2.48
Cash dividends declared per share	$1.26	$1.22	$1.16

The accompanying notes are an integral part of the consolidated financial statements.

Alliance Financial Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2012, 2011 and 2010

(In thousands)

	2012	2011	2010

Net income	$9,188	$13,297	$11,624
Other comprehensive income net of tax
Securities available-for-sale:
Net unrealized (losses) gains for the period on securities available-for-sale	(515)	4,025	1,051
Reclassification adjustment for security gains included in net income	—	(812)	(189)

	(515)	3,213	862

Defined benefit pension plan:
Amortization of prior service costs and net loss	217	122	126
Change in accumulated unrealized net losses for plan benefits	(274)	(1,097)	(221)
Change in unrealized prior service costs	39	—	—

	(18)	(975)	(95)

Total other comprehensive (loss) income	(533)	2,238	767

Comprehensive income	$8,655	$15,535	$12,391

The accompanying notes are an integral part of the consolidated financial statements.

Alliance Financial Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2012, 2011 and 2010

(In thousands, except per share data)

	Issued and Outstanding Common Shares	Common Stock	Surplus	Undivided Profits	Accumulated Other Comprehensive Income	Treasury Stock	Directors’ Deferred Stock	Total
Balance at January 1, 2010	$4,614,921	$4,937	$43,013	$86,194	$946	$(8,656)	$(2,499)	$123,935
Net income	—	—	—	11,624	—	—	—	11,624
Change in unrealized appreciation in available-for-sale securities (net of tax)	—	—	—	—	862	—	—	862
Change in accumulated unrealized losses and prior service costs for retirement plans (net of tax)	—	—	—	—	(95)	—	—	(95)
Issuance of restricted stock	34,097	34	(34)	—	—	—	—	—
Forfeiture of restricted stock	(3,865)	(4)	1	—	—	—	—	(3)
Retirement of common stock	(766)	(1)	(19)	—	—	—	—	(20)
Amortization of restricted stock	—	—	360	—	—	—	—	360
Stock options exercised	84,648	85	1,513	—	—	—	—	1,598
Tax benefit of stock-based compensation	—	—	308	—	—	—	—	308
Cash dividend $1.16 per common share	—	—	—	(5,438)	—	—	—	(5,438)
Directors’ deferred stock plan purchase	—	—	478	—	—	—	(478)	—
Balance at December 31, 2010	4,729,035	$5,051	$45,620	$92,380	$1,713	$(8,656)	$(2,977)	$133,131
Net income	—	—	—	13,297	—	—	—	13,297
Change in unrealized appreciation in available-for-sale securities (net of tax)	—	—	—	—	3,213	—	—	3,213
Change in accumulated unrealized losses and prior service costs for retirement plans (net of tax)	—	—	—	—	(975)	—	—	(975)
Issuance of restricted stock	17,839	18	(18)	—	—	—	—	—
Forfeiture of restricted stock	(2,886)	(3)	(40)	—	—	—	—	(43)
Retirement of common stock	(3,447)	(3)	(101)	—	—	—	—	(104)
Amortization of restricted stock	—	—	491	—	—	—	—	491
Stock options exercised	28,700	29	646	—	—	—	—	675
Tax benefit of stock-based compensation	—	—	110	—	—	—	—	110
Cash dividend $1.22 per common share	—	—	—	(5,798)	—	—	—	(5,798)
Directors’ deferred stock plan purchase	—	—	462	—	—	—	(462)	—
Directors’ deferred stock plan distribution	—	—	(23)	—	—	—	23	—
Balance at December 31, 2011	4,769,241	$5,092	$47,147	$99,879	$3,951	$(8,656)	$(3,416)	$143,997
Net income	—	—	—	9,188	—	—	—	9,188
Change in unrealized appreciation in available-for-sale securities (net of tax)	—	—	—	—	(515)	—	—	(515)
Change in accumulated unrealized losses and prior service costs for retirement plans (net of tax)	—	—	—	—	(18)	—	—	(18)
Issuance of restricted stock	18,465	18	(18)	—	—	—	—	—
Forfeiture of restricted stock	(550)	(1)	—	—	—	—	—	(1)
Retirement of common stock	(4,971)	(5)	(160)	—	—	—	—	(165)
Amortization of restricted stock	—	—	513	—	—	—	—	513
Tax benefit of stock-based compensation	—	—	(28)	—	—	—	—	(28)
Cash dividend $1.26 per common share	—	—	—	(6,026)	—	—	—	(6,026)
Directors’ deferred stock plan purchase	—	—	502	—	—	—	(502)	—
Directors’ deferred stock plan distribution	—	—	(24)	—	—	—	24	—
Balance at December 31, 2012	4,782,185	$5,104	$47,932	$103,041	$3,418	$(8,656)	$(3,894)	$146,945

The accompanying notes are an integral part of the consolidated financial statements.

Alliance Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2011 and 2010

(In thousands)

	2012	2011	2010
Operating Activities
Net income	$9,188	$13,297	$11,624

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	(300)	1,910	4,085
Depreciation expense	1,948	2,140	2,353
Increase in surrender value of life insurance	(983)	(1,018)	(1,058)
Benefit for deferred income taxes	(301)	(1,340)	(1,213)
Amortization of investment security discounts and premiums, net	3,946	3,466	2,700
Net gain on sale of securities available-for-sale	—	(1,325)	(308)
Net loss (gain) on sale of premises and equipment	22	(38)	(8)
Impairment loss on fixed asset	—	570	—
Proceeds from the sale of loans held-for-sale	62,917	63,365	67,604
Origination of loans held-for-sale	(62,471)	(60,866)	(68,710)
Gain on sale of loans held-for-sale	(1,809)	(1,283)	(1,394)
Gain on sale of insurance agency	—	—	(815)
Gain on foreclosed real estate	(79)	(25)	(5)
Amortization of capitalized servicing rights	472	393	329
Amortization of intangible assets	867	944	1,127
Restricted stock expense, net	512	448	357
Proceeds from settlement of bank-owned life insurance	513	—	—
Gains on bank-owned life insurance settlement	(275)	—	—
Amortization of prepaid FDIC insurance premium	781	958	1,479
Change in other assets and liabilities	2,129	(2,209)	1,226

Net cash provided by operating activities	17,077	19,387	19,373

Investing Activities
Proceeds from maturities, redemptions, calls and principal repayments of investment securities available-for-sale	116,383	104,954	116,279
Proceeds from sales of investment securities available-for-sale	—	57,824	9,571
Purchase of investment securities available-for-sale	(83,369)	(121,427)	(179,129)
Purchase of FRB and FHLB stock	(68)	(13,574)	(11,656)
Redemption of FHLB stock	559	13,748	13,078
Net (increase) decrease in loans and leases	(58,307)	22,803	11,671
Purchases of premises and equipment	(958)	(1,449)	(1,418)
Proceeds from the sale of premises and equipment	91	211	168
Proceeds from disposition of foreclosed assets	876	1,358	855
Proceeds from sale of insurance agency	—	—	1,904

Net cash (used in) provided by investing activities	(24,793)	64,448	(38,677)

Financing Activities
Net increase (decrease) in checking, savings and money market accounts	89,587	(23,864)	91,704
Net decrease in time accounts	(77,659)	(27,669)	(32,777)
Net decrease (increase) in short-term borrowings	(5,141)	(1,482)	(14,915)
Payments on long-term borrowings	(10,000)	(15,000)	(15,000)
Proceeds from long-term borrowings	—	10,000	—
Proceeds from the exercise of stock options	—	675	1,598
Retirement of common stock	(165)	(104)	(20)
Purchase of shares for directors’ deferred stock-based plan	(502)	(462)	(478)
Tax (provision) benefit for stock-based compensation	(28)	110	308
Cash dividends paid to common shareholders	(7,505)	(5,738)	(5,311)

Net cash (used in) provided by financing activities	(11,413)	(63,534)	25,109

Net (decrease) increase in cash and cash equivalents	(19,129)	20,301	5,805
Cash and cash equivalents at beginning of year	52,802	32,501	26,696

Cash and cash equivalents at end of year	$33,673	$52,802	$32,501

Alliance Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows (cont’d)

Years Ended December 31, 2012, 2011 and 2010

(In thousands)

	2012	2011	2010
Supplemental disclosures of cash flow information
Interest received during the year	$48,744	$55,948	$60,360
Interest paid during the year	9,629	12,272	16,407
Income taxes paid	213	7,704	5,542
Non-cash investing and financing activities:
Change in unrealized gain on available-for-sale securities	(853)	5,240	1,365
Transfer of loans to other real estate	1,036	1,189	1,138
Common dividends declared and unpaid	—	1,479	1,419

The accompanying notes are an integral part of the consolidated financial statements.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Nature of Operations

Alliance Financial Corporation (the “Company” or “Alliance”) is a financial holding company which owns and operates Alliance Bank, N.A. (the “Bank”), Alliance Financial Capital Trust I, Alliance Financial Capital Trust II (collectively the “Capital Trusts”) and Alliance Agency, Inc. (formerly Ladd’s Agency, Inc.). In December 2010, Alliance sold substantially all of the assets of Alliance Agency Inc. and discontinued its operations. Alliance provides financial services through the Bank in 29 retail branches and customer service facilities in the New York counties of Cortland, Madison, Oneida, Onondaga, Oswego, and from a Trust Administration Center in Buffalo, NY. Primary services include commercial, retail and municipal banking, consumer finance, mortgage financing and servicing, and investment management services. The Capital Trusts were formed for the purpose of issuing company-obligated mandatorily redeemable capital securities to third-party investors and investing the proceeds from the sale of such capital securities solely in junior subordinated debt securities of Alliance. The Bank has a substantially wholly owned subsidiary, Alliance Preferred Funding Corp., which is engaged in residential real estate activity, and a wholly owned subsidiary, Alliance Leasing, Inc., which was engaged in commercial equipment financing activity in over thirty states until the third quarter of 2008, at which time Alliance Leasing, Inc. ceased the origination of new leases.

On October 8, 2012, Alliance reported that it entered into a definitive merger agreement (“Merger Agreement’) with NBT Bancorp Inc. (“NBT”). Under the terms of the Merger Agreement, NBT will acquire Alliance for approximately $233.4 million, based on the 5-day average closing price of NBT’s common stock for the period ended October 5, 2012, and Alliance will merge with and into NBT, with NBT being the surviving corporation (the “Merger”). Immediately following the Merger, the Bank will be merged with and into NBT’s subsidiary bank, NBT Bank, NA (“NBT Bank”) and NBT Bank will continue as the surviving bank. Merger related expenses in non-interest expense totaled $3.4 million in 2012 and included $2.7 million for professional fees and $676,000 for personnel related accrual for estimated retention awards. The NBT stockholders voted to approve the Merger on March 5, 2013 and the Alliance shareholders voted to approve the Merger on March 7, 2013. The Merger is scheduled to be completed on March 8, 2013.

1. Basis of Presentation and Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Alliance, the Bank, and Alliance Agency, Inc., after elimination of intercompany accounts and transactions. The Capital Trusts qualify as variable interest entities under Accounting Standards Topic 810-10-05, “Consolidation of Variable Interest Entities.” However, Alliance is not the primary beneficiary and therefore has not consolidated the accounts of the Capital Trusts in its consolidated financial statements.

Critical Accounting Estimates and Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management has identified the allowance for credit losses, income taxes, retirement plan obligations, the carrying value of goodwill and intangible assets and the fair value of financial instruments to be the accounting areas that require the most subjective and complex judgments, and as such could be the most subject to revision as new information becomes available. Actual results could differ from those estimates.

Risk and Uncertainties

In the normal course of its business, Alliance encounters economic and regulatory risks. There are three main components of economic risk: interest rate risk, credit risk and market risk. Alliance is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, from its interest-earning assets. Alliance’s primary credit risk is the risk of default on Alliance’s loan and lease portfolio that results from the borrowers’ inability or unwillingness to make contractually required payments. Market risk reflects potential changes in the value of collateral underlying loans, the fair value of investment securities, and the value of loans held for sale.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Alliance is subject to regulations of various governmental agencies. These regulations can and do change significantly from period to period. Alliance also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loan and lease loss allowances, and operating restrictions resulting from the regulators’ judgments based on information available to them at the time of their examinations.

Alliance is also subject to liquidity risk which is the current and prospective risk to earnings or capital arising from a bank’s ability to meet its obligations when they come due without incurring unacceptable losses. Alliance’s liquidity is primarily measured by the Bank’s ability to provide funds to meet loans requests, to accommodate possible outflows of deposits, and to take advantage of market interest rate opportunities.

Cash Flows

Cash and cash equivalents include cash, deposits with other financial institutions with maturities fewer than 90 days, and federal funds sold. Net cash flows are reported for customer loan, lease and deposit transactions, interest-bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Securities

Alliance classifies debt securities as held-to-maturity or available-for-sale at the time of purchase. Held-to-maturity debt securities are those that Alliance has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for amortization of premiums and accretion of discounts. Debt securities not classified as held-to-maturity are classified as available-for-sale and are reported at fair value, with net unrealized gains and losses reflected as a separate component of accumulated other comprehensive income, net of taxes. None of Alliance’s debt securities have been classified as trading securities or held-to-maturity. Equity securities with readily determinable fair values are classified as available-for-sale.

Gains and losses on the sale of securities are based on the specific identification method. Premiums and discounts on securities are amortized and accreted into income using the interest method over the life of the security without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Purchases and sales of securities are recognized on a trade-date basis.

Securities are reviewed regularly for other than temporary impairment. When an investment is impaired, we assess whether we intend to sell the security, or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current-period credit losses. For debt securities that are considered other than temporarily impaired and that we do not intend to sell and will not be required to sell prior to recovery of our amortized cost basis, we separate the amount of the impairment into the amount that is credit related (credit loss component) and the amount due to all other factors. The credit loss component is recognized in earnings and is calculated as the difference between the investment’s amortized cost basis and the present value of its expected future cash flows discounted at the accretable yield. The cost basis of individual equity securities is written down to estimated fair value through a charge to earnings when decline in value below cost are considered to be other than temporary.

FHLB and FRB Stock

Alliance is a member of the FHLB system and the FRB. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB and FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Securities Sold Under Agreements to Repurchase

Repurchase agreements are accounted for as collateralized borrowings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheet, since Alliance maintains effective control over the transferred securities. The securities underlying the agreements remain in Alliance’s securities portfolio. The fair value of the collateral provided to a third party is continually monitored, and additional collateral is provided to the third party, or surplus collateral is returned to Alliance as deemed appropriate.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Loans Held for Sale and Mortgage Servicing Rights

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are charged to earnings. Mortgage loans held for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Mortgage servicing rights are recognized separately when they are acquired through sales of loans. When mortgage loans are sold, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If Alliance later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income which is reported on the income statement as other non-interest income is recorded for fees earned for servicing loans and recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from Alliance, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loans and Leases

Loans and leases held for investment are stated at unpaid principal balances, unearned interest income, net deferred loan origination fees and costs, and the allowance for credit losses. Interest on loans is based upon the principal amount outstanding. Interest on loans is accrued except when in management’s opinion the collectibility of interest is doubtful, at which time the accrual of interest on the loan is discontinued and the amount of accrued interest is reversed. Loan and lease origination fees and certain direct origination costs are deferred and the net amount is amortized as a yield adjustment over the life of the loan or lease. For disclosure purposes, the unpaid principal balance approximates the recorded investment in loans and leases which is net of any partial charge-offs, but excludes accrued interest receivable and net deferred costs.

Loans are made to individuals as well as commercial and tax exempt entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan and credit worthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that a majority of the loan customers are located in the markets serviced by Alliance.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Commercial credits typically comprise working capital loans, loans for physical asset expansion, acquisition loans and other business purposes. Commercial loans are made based primarily on the historical and projected cash flows of the borrower and secondarily the underlying collateral provided by the borrower. Loans to closely held businesses will generally be guaranteed in full or for a meaningful amount by the business’ major owners. The cash flows of borrowers, however, may not behave as forecasted and collateral values may fluctuate due to economic or individual performance factors. Minimum standards and underwriting guidelines have been established for all commercial loan types.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or the general economy.

Lease financings, included in portfolio loans and leases on the consolidated balance sheet consist of direct financing leases of commercial equipment, primarily computers and office equipment, manufacturing equipment, commercial trucks and trailers, and medical equipment. Income attributable to finance leases is initially recorded as unearned income and subsequently recognized as finance income at level rates of return over the term of the leases. The recorded residual values of Alliance’s leased assets are estimated at the inception of the lease to be the expected fair value of the assets at the end of the lease term. Alliance reviews commercial lease residual values at least annually and recognizes residual value impairments deemed to be other than temporary. In accordance with U.S. generally accepted accounting principles, anticipated increases in specific future residual values are not recognized before realization. Operating leases are stated at cost of the equipment less scheduled depreciation. Equipment on operating leases is depreciated on a straight-line basis to its estimated residual value over the lease term. Operating lease income is recognized on a straight-line basis over the term of the lease.

Alliance originates direct and indirect consumer loans including residential real estate, home equity lines and loans, indirect vehicle loans, and other consumer direct loan types. Each loan type has a separate automated decision system which consists of several factors including debt to income, type of collateral and loan to collateral value, credit history and our relationship with the borrower.

Alliance’s credit policy includes an external independent loan review process that reviews and validates the credit risk program on a periodic basis.

Allowance for Credit Losses

The allowance for credit losses represents management’s best estimate of probable incurred losses in Alliance’s loan and lease portfolio. Management’s quarterly evaluation of the allowance for credit losses is a comprehensive analysis that builds a total allowance by evaluating the probable incurred losses within each loan and lease portfolio segment. Alliance’s portfolio segments are as follows: commercial loan and commercial real estate loans, commercial leases, residential real estate, indirect consumer loans and other consumer loans. Alliance’s allowance for credit losses consists of specific valuation allowances based on probable credit losses on specific loans, historical valuation allowances based on loan loss experience for similar loans with similar characteristics and trends and general valuation allowances based on general economic conditions and other qualitative risk factors both internal and external to the organization.

Historical valuation allowances are calculated for commercial loans and leases based on the historical loss experience of specific types of loans and leases and the internal risk grade 24 months prior to the time they were charged off. The internal credit risk grading process evaluates, among other things, the borrower’s ability to repay, the underlying collateral, if any, and the economic environment and industry in which the borrower operates. Historical valuation allowances for residential real estate and consumer loan segments are based on the average loss rates for each class of loans for the time period that includes the current year and two full prior years. Alliance calculates historical loss ratios for pools of similar consumer loans based upon the product of the historical loss ratio and the principal balance of the loans in the pool. Historical loss ratios are updated quarterly based on actual loss experience.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

For commercial loan and lease segments, Alliance evaluates those classified in our internal risk grading system as substandard, doubtful or loss with a principal balance in excess of $200,000 to determine if they are impaired. A loan or lease is considered impaired, based on current information and events, if it is probable that Alliance will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan or lease agreement. The measurement of impaired loans and leases is generally discounted at the historical effective interest rate, except that all collateral-dependent loans and leases are measured for impairment based on the estimated fair value of the collateral. Loans with modified terms in which a concession to the borrower has been made that we would not otherwise consider unless the borrower was experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired. Impaired loans and leases arising from troubled debt restructuring are measured at the present value of their estimated future cash flows using the instruments’ effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, Alliance determines the amount of reserve in accordance with the accounting policy for the allowance for credit losses. Large groups of smaller balance homogenous loans, such as consumer and residential real estate loans less than $200,000, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

General valuation allowances are based on general economic conditions and other qualitative risk factors which affect our company. Factors considered include trends in our delinquency rates, macro-economic and credit market conditions, changes in asset quality, changes in loan and lease portfolio volumes, concentrations of credit risk, the changes in internal loan policies, procedures and internal controls, experience and effectiveness of lending personnel. Management evaluates the degree of risk that each one of these components has on the quality of the loan and lease portfolio on a quarterly basis.

Loans and leases are charged off when they are considered a loss regardless of the delinquency status. From a delinquency standpoint, the policy of Alliance is to charge off loans when they are 120 days past due unless extenuating circumstances are documented that attest to the ability to collect the loan. Special circumstances to include fraudulent loans and loans in bankruptcy will be charged off no later than 90 days of discovery or 120 days delinquent, whichever is shorter. In lieu of charging off the entire loan balance, loans with collateral may be written down to the value of the collateral, less cost to sell, if foreclosure or repossession of collateral is assured and is in process.

Income Recognition on Impaired and Non-Accrual Loans and Leases

Loans and leases, including impaired loans or leases, are generally classified as non-accrual if they are past due as to maturity of payment of principal or interest for a period of more than 90 days unless they are well secured and are in the process of collection. Past due status is based on the contractual terms of the loan or lease. While a loan or lease is classified as non-accrual and the future collectibility of the recorded loan or lease balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. Loans and leases are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired for transactions accounted for under the purchase method of accounting for business combinations. Goodwill is not amortized, but evaluated at least annually for impairment. Alliance has selected October 31 as the date to perform the annual impairment test. Intangible assets resulting from the acquisition of Bridge Street Financial, Inc. in 2006 included core deposit intangibles, customer relationship intangibles and a covenant to not compete. The core deposit intangible is being amortized over 10 years using an accelerated method. The non-compete covenant was amortized on a straight-line basis over a period of 3 years based on the agreement. The customer list intangible related to the Ladd’s Agency was amortized over 10 years using an accelerated method and was sold in December 2010. The investment management intangible related to the purchase of certain trust accounts and related assets under management from HSBC, USA, N.A. in 2005 is being amortized over the expected useful life of the relationships acquired. These intangibles are tested for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Goodwill is the only intangible asset with an indefinite life on Alliance’s balance sheet.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Premises and Equipment

Land is carried at cost. Bank premises, furniture, and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Useful lives range from one year to 10 years for furniture, fixtures and equipment; three to five years for software, hardware, and data handling equipment; and 10 to 39 years for buildings and building improvements. Leasehold improvements are amortized over the term of the respective lease. Maintenance and repairs are charged to operating expenses as incurred. The asset cost and accumulated depreciation are removed from the accounts for assets sold or retired and any resulting gain or loss is included in the determination of the income.

Long-Term Assets

Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Bank-Owned Life Insurance

The Bank has purchased life insurance policies on certain employees, key executives and directors. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Foreclosed Assets

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Retirement Plans

Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense is the amount of matching contributions and employer fixed and discretionary contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model was utilized to estimate the fair value of stock options, while the market price of Alliance’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Directors Stock-Based Deferral Plan

In accordance with Accounting Standards Codification Topic 710-10-25 “Deferred Compensation – Rabbi Trusts,” the stock held in the trust is classified in equity similar to the manner in which treasury stock is classified.

Earnings Per Common Share

Earnings per share is computed using the two-class method. Basic earnings per common share is computed by dividing net income allocated to common stock by the weighted average number of common shares outstanding during the period which excludes the participating securities. All outstanding unvested restricted stock awards containing rights to nonforfeitable dividends are considered participating securities for this calculation. Diluted earnings per common share includes the dilutive effect of additional potential common shares from stock compensation awards, but excludes awards considered participating securities.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and changes in funded status of the pension plan, post-retirement medical plan, supplemental executive retirement plans, and directors’ retirement plan which are also recognized as separate components of equity.

Income Taxes

Provision for income taxes is based on taxes currently payable or refundable and deferred income taxes on temporary differences between the tax basis of assets and liabilities and their reported amount in the financial statements. Deferred tax assets and liabilities are reported in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Alliance accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes.

Dividend Restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to shareholders.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Segment Reporting

Alliance’s operations are solely in the financial services industry and include providing to its customers traditional banking, equipment leasing and other financial services including investment management services. Alliance operates primarily in the geographical regions of Cortland, Madison, Oneida, Onondaga, and Oswego counties of New York State, and from a Trust Administration Center in Buffalo, NY. In addition, Alliance Leasing conducted business in over thirty states. While Alliance’s chief decision-makers monitor the revenue streams of the various company products and services, the segments that could be separated from Alliance’s primary business of banking do not meet the criteria for separate disclosure. Accordingly, all of Alliance’s financial service operations are considered by management to be combined in one reportable operating segment.

Investment Assets Under Management

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated balance sheets, since such items are not assets of Alliance. Fees associated with providing investment management services are recorded using a method that approximates the accrual basis.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no affect on prior year net income or shareholders’ equity.

Adoption of New Accounting Standards

In June 2011, the Financial Accounting Standards Board (“FASB”) amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholder’s equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements. The guidance required changes in presentation only and had no significant impact on our consolidated financial statements.

In May 2011, FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The effect of adopting this standard did not have a material effect on our operating results or financial condition.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

2. Securities

The amortized cost and estimated fair value of securities at December 31, 2012 and 2011 are as follows (in thousands):

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt Securities:
U.S. Treasury obligations	$15,147	$1	$—	$15,148
Obligations of states and political subdivisions	66,479	4,751	—	71,230
Mortgage-backed securities - residential	241,482	5,692	192	246,982

Total debt securities	323,108	10,444	192	333,360
Stock Investments:
Mutual funds	3,000	133	—	3,133

Total available-for-sale	$326,108	$10,577	$192	$336,493

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Debt Securities:
Obligations of U.S. government-sponsored corporations	$3,134	$56	$—	$3,190
Obligations of states and political subdivisions	77,541	4,759	1	82,299
Mortgage-backed securities - residential	279,393	6,483	170	285,706

Total debt securities	360,068	11,298	171	371,195
Stock Investments:
Mutual funds	3,000	113	2	3,111

Total available-for-sale	$363,068	$11,411	$173	$374,306

Mortgage-backed securities are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the U.S. government. At December 31, 2012 and 2011, there were no holdings of securities of any one issuer other than the U.S. government and its agencies in an amount greater than 10% of shareholders’ equity.

The carrying value and estimated fair value of debt securities at December 31, 2012 and 2011 by contractual maturity, are shown in the following tables (in thousands). The maturities of mortgage-backed securities are based on average life of the security. All other expected maturities differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2012
	Amortized Cost	Estimated Fair Value
Due in one year or less	$98,766	$100,782
Due after one year through five years	151,470	155,745
Due after five years through ten years	56,362	59,663
Due after ten years	16,510	17,170

Total debt securities	$323,108	$333,360

	December 31, 2011
	Amortized Cost	Estimated Fair Value
Due in one year or less	$103,218	$105,364
Due after one year through five years	172,671	176,934
Due after five years through ten years	66,578	70,471
Due after ten years	17,601	18,426

Total debt securities	$360,068	$371,195

At December 31, 2012 and 2011, securities with a carrying value of $260.3 million and $361.8 million, respectively, were pledged as collateral for certain deposits and other purposes as required or permitted by law.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

There were no gains on sales of securities in 2012. Alliance recognized gross gains on sales of securities of $1.3 million and $313,000 for 2011 and 2010, respectively. Gross losses of $5,000 were recognized in 2010 while there were no gross losses in 2012 and 2011. The tax provision related to these net realized gains was $513,000 and $119,000 in 2011 and 2010, respectively.

During 2013, Alliance sold approximately $70.4 million of securities available for sale. Gross gains recognized were $1.6 million and gross losses were $53,000. The tax provision related to these realized gains was approximately $623,000.

The following tables show the securities with unrealized losses at December 31, 2012 and 2011, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at the dates indicated (in thousands):

	December 31, 2012
	Less than 12 Months		12 Months or Longer		Total
Type of Security	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Mortgage-backed securities – residential	$30,718	$114	$1,422	$78	$32,140	$192

Total temporarily impaired securities	$30,718	$114	$1,422	$78	$32,140	$192

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
Type of Security	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Obligations of states and political subdivisions	$192	$1	$—	$—	$192	$1
Mortgage-backed securities – residential	28,746	70	4,144	100	32,890	170

Subtotal debt securities	28,938	71	4,144	100	33,082	171
Mutual funds	497	2	—	—	497	2

Total temporarily impaired securities	$29,435	$73	$4,144	$100	$33,579	$173

Management does not believe any individual unrealized loss as of December 31, 2012 represents an other-than-temporary impairment. A total of 18 available-for-sale securities were in a continuous unrealized loss position for less than 12 months and 2 securities for 12 months or longer. The unrealized losses relate primarily to debt securities issued by FNMA, GNMA, FHLMC and FHLB. These unrealized losses are primarily attributable to changes in interest rates and other market conditions such as the variability of risk premiums demanded by investors. Alliance does not intend to sell these securities and does not believe it will be required to sell them prior to recovery of the amortized cost.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

3. Loans and Leases

Major classifications of loans and leases at December 31, 2012 and 2011 are as follows (in thousands):

	2012	2011
Residential real estate	$329,009	$316,823
Commercial loans	155,512	151,420
Commercial real estate	141,760	126,863
Leases	11,894	28,842
Consumer other
Indirect auto	199,284	158,813
Home equity	77,485	78,624
Other consumer	10,087	11,152

Loans and leases	925,031	872,537

Less: Unearned income	(1,647)	(3,206)
Net deferred loan costs	4,710	3,390

Total loans and leases	928,094	872,721
Allowance for credit losses	(8,571)	(10,769)

Net loans and leases	$919,523	$861,952

Mortgage Loans Serviced for Others

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others are as follows (in thousands):

	2012	2011
FHLMC	$219,761	$209,916
FNMA	6,739	5,098
FHLB	2,627	907

Total	$229,127	$215,921

Custodial escrow balances maintained in connection with serviced loans were $2.9 million and $1.9 million at December 31, 2012 and 2011, respectively. Servicing fee income, net of mortgage servicing rights amortization, totaled $105,000, $107,000, and $90,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

The following table summarizes the changes in the carrying value of mortgage servicing rights (in thousands):

	2012	2011	2010
Balance at January 1	$1,277	$1,163	$909
Additions	446	507	583
Amortization	(472)	(393)	(329)

Balance at December 31	$1,251	$1,277	$1,163

The fair value of mortgage servicing rights was $1.5 million and $1.3 million at December 31, 2012 and 2011. Fair value at December 31, 2012 was determined using a discount rate of 7.18%, prepayment speed assumptions (PSA) ranging from 361% in the first year to 268% in the third year and servicing cost per loan of $57. Fair value at December 31, 2011 was determined using a discount rate of 7.28%, PSA ranging from 352% in the first year to 259% in the third year and servicing cost per loan of $56.

Leases

The estimated residual value of leased assets was $215,000 at December 31, 2012 and 2011.

At December 31, 2012, the minimum future lease payments, excluding residual values, to be received from lease financings were as follows (in thousands):

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Year ending December 31:
2013	2,848
2014	1,934
2015	1,686
2016	1,434
2017	1,419
Thereafter	2,358

Loans to Insiders

Certain directors and executive officers of Alliance and their affiliated companies were customers of, and had other transactions with, Alliance during 2012. Loan transactions with related parties are summarized as follows (in thousands):

2012
Balance at beginning of year	$2,030
New loans and advances	570
Loan payments	(693)

Balance at end of year	$1,907

Non-accrual and Past Due Loans and Leases

Non-accrual loans and leases and loans past due 90 days still accruing include: a) smaller balance homogeneous loans and leases that are collectively evaluated for impairment, and b) individually classified as impaired loans. The following table presents the recorded investment in non-accrual and loans and leases and loans and leases 90 days past due and still accruing at the dates indicated (in thousands):

	December 31, 2012
	Non-accrual	Greater than 90 Days Past Due and Still Accruing	Non-performing Loans and Leases
Commercial loans	$435	$—	$435
Commercial real estate	504	—	504
Leases, net of unearned income	676	—	676
Residential real estate	2,533	—	2,533
Consumer other:
Indirect	226	34	260
Home equity	309	—	309
Other	86	1	87

Total	$4,769	$35	$4,804

	December 31, 2011
	Non-accrual	Greater than 90 Days Past Due and Still Accruing	Non-performing Loans and Leases
Commercial loans	$3,401	$—	$3,401
Commercial real estate	4,051	—	4,051
Leases, net of unearned income	107	—	107
Residential real estate	3,062	—	3,062
Consumer other:
Indirect	293	—	293
Home equity	270	—	270
Other	103	—	103

Total	$11,287	$—	$11,287

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table presents the aging of the recorded investment in past due loans and leases, including non-performing loans and leases, at the dates indicated (in thousands):

	December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans and Leases
Commercial loans	$1,034	$13	$422	$1,469	$154,043	$155,512
Commercial real estate	653	191	479	1,323	140,437	141,760
Leases, net	44	—	—	44	10,203	10,247
Residential real estate	3,560	854	2,484	6,898	322,111	329,009
Consumer other:
Indirect	736	73	145	954	198,330	199,284
Home equity	324	56	144	524	76,961	77,485
Other	72	50	7	129	9,958	10,087

Total	$6,423	$1,237	$3,681	$11,341	$912,043	$923,384

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans and Leases
Commercial loans	$390	$173	$1,327	$1,890	$149,530	$151,420
Commercial real estate	262	—	1,873	2,135	124,728	126,863
Leases, net	39	—	18	57	25,579	25,636
Residential real estate	3,743	377	3,062	7,182	309,641	316,823
Consumer other:
Indirect	728	76	67	871	157,942	158,813
Home equity	141	33	123	297	78,327	78,624
Other	80	53	6	139	11,013	11,152

Total	$5,383	$712	$6,476	$12,571	$856,760	$869,331

Allowance for Credit Losses

The following table details activity in the allowance for credit losses by portfolio segment at the dates indicated (in thousands):

	2012
	Commercial & Commercial Real Estate	Leases, net	Residential Real Estate	Consumer Indirect	Consumer Other	Unallocated	Total
Allowance for credit losses:

Beginning balance	$6,994	$503	$750	$784	$747	$991	$10,769
Charge-offs	(2,148)	(14)	(102)	(138)	(862)		(3,264)
Recoveries	456	318	16	114	462		1,366

Net charge-offs	(1,692)	304	(86)	(24)	(400)		(1,898)

Provision	(20)	(529)	313	293	354	(711)	(300)

Ending Balance	$5,282	$278	$977	$1,053	$701	$280	$8,571

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	2011
	Commercial & Commercial Real Estate	Leases, net	Residential Real Estate	Consumer Indirect	Consumer Other	Unallocated	Total
Allowance for credit losses:

Beginning balance	$5,568	$1,583	$946	$933	$779	$874	$10,683
Charge-offs	(1,268)	(343)	(224)	(326)	(1,010)		(3,171)
Recoveries	137	455	45	192	518		1,347

Net charge-offs	(1,131)	112	(179)	(134)	(492)		(1,824)

Provision	2,557	(1,192)	(17)	(15)	460	117	1,910

Ending Balance	$6,994	$503	$750	$784	$747	$991	$10,769

	2010
	Commercial & Commercial Real Estate	Leases, net	Residential Real Estate	Consumer Indirect	Consumer Other	Unallocated	Total
Allowance for credit losses:

Beginning balance	$3,771	$2,212	$891	$973	$818	$749	$9,414
Charge-offs	(634)	(1,345)	(322)	(251)	(1,055)		(3,607)
Recoveries	34	81	54	133	489		791

Net charge-offs	(600)	(1,264)	(268)	(118)	(566)		(2,816)

Provision	2,397	635	323	78	527	125	4,085

Ending Balance	$5,568	$1,583	$946	$933	$779	$874	$10,683

Impaired Loans and Leases

The following table presents information related to impaired loans and leases as of December 31 (in thousands):

	2012			2011
	Unpaid Contractual Principal Balance(1)	Recorded Investment	Related Allowance	Unpaid Contractual Principal Balance(1)	Recorded Investment	Related Allowance
With no related allowance recorded:
Commercial and commercial real estate	$721	$674		$1,962	$1,143
Leases, net	25	25		191	83
Residential real estate	1,857	1,789		1,533	1,457
Consumer other	32	32		41	41

	2,635	2,520		3,727	2,724
With an allowance recorded:
Commercial and commercial real estate	409	409	$11	7,150	5,932	$2,077
Lease, net	652	652	200	40	24	10
Residential real estate	695	695	54	405	405	11

	1,756	1,756	265	7,595	6,361	2,098
Total:
Commercial and commercial real estate	1,130	1,083	11	9,112	7,075	2,077
Leases, net	677	677	200	231	107	10
Residential real estate	2,552	2,484	54	1,938	1,862	11
Consumer other	32	32	—	41	41	—

	$4,391	4,276	$265	$11,322	$9,085	$2,098

(1)	Unpaid contractual principal balance has not been reduced by any partial charge-offs taken on loans and leases.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The allocation of the allowance for credit losses summarized on the basis of Alliance’s impairment methodology was as follows at the dates indicated (in thousands):

	Commercial & Commercial Real Estate	Leases, net	Residential Real Estate	Consumer Indirect	Consumer Other	Total
December 31, 2012
Individually evaluated for impairment	$11	$200	$54	$—	$—	$265
Collectively evaluated for impairment	5,271	78	923	1,053	701	8,026

Allocated	$5,282	$278	$977	$1,053	$701	8,291

Unallocated						280

Total						$8,571

December 31, 2011
Individually evaluated for impairment	$2,077	$10	$11	$—	$—	$2,098
Collectively evaluated for impairment	4,917	493	739	784	747	7,680

Allocated	$6,994	$503	$750	$784	$747	9,778

Unallocated						991

Total						$10,769

The recorded investment in loans and leases summarized on the basis of Alliance’s impairment methodology at the dates indicated was as follows (in thousands):

	Commercial & Commercial Real Estate	Leases, net	Residential Real Estate	Consumer Indirect	Consumer Other	Total
December 31, 2012
Individually evaluated for impairment	$1,083	$677	$2,484	$—	$32	$4,276
Collectively evaluated for impairment	296,189	9,570	326,525	199,284	87,540	919,108

Total	$297,272	$10,247	$329,009	$199,284	$87,572	$923,384

December 31, 2011
Individually evaluated for impairment	$7,075	$107	$1,862	$—	$41	$9,085
Collectively evaluated for impairment	271,208	25,529	314,961	158,813	89,735	860,246

Total	$278,283	$25,636	$316,823	$158,813	$89,776	$869,331

The following table presents the average recorded investment and interest income recognized in impaired loans and leases for the periods indicated (in thousands):

	December 31, 2012		December 31, 2011
	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial and commercial real estate	$3,532	$86	$4,530	$3
Leases, net	198	—	265	—
Residential real estate	2,140	120	1,342	68
Consumer other	36	2	8	1

Total	$5,906	$208	$6,145	$72

There was no interest recognized on impaired loans in 2010 while they were considered to be impaired.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Troubled Debt Restructurings

The following table presents the recorded investment in troubled debt restructured loans and leases as of December 31, 2012 and 2011 based on payment performance status (in thousands):

	2012
	Commercial & Commercial Real Estate	Leases, net	Residential Real Estate	Consumer Other	Total
Performing	$704	$—	$2,293	$32	$3,029
Non-performing	147	—	191	—	338

Total	$851	—	$2,484	$32	$3,367

	2011
	Commercial & Commercial Real Estate	Leases, net	Residential Real Estate	Consumer Other	Total
Performing	$211	$—	$1,401	$41	$1,653
Non-performing	2,216	33	461	—	2,710

Total	$2,427	$33	$1,862	$41	$4,363

Troubled debt restructured loans and leases are considered impaired and are included in the previous impaired loans and leases disclosures in this footnote. As of December 31, 2012, we have not committed to lend additional amounts to customers with outstanding loans and leases that are classified as troubled debt restructurings.

During the periods ending December 31, 2012 and 2011, certain loans and lease modifications were executed which constituted troubled debt restructurings. Substantially all of these modifications included one or a combination of the following: an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; temporary reduction in the interest rate; change in scheduled payment amount; permanent reduction of the principal of the loan; or an extension of additional credit for payment of delinquent real estate taxes.

The following table summarizes troubled debt restructurings that occurred during the periods indicated (in thousands):

	For the year ending December 31, 2012
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Commercial and commercial real estate	6	$697	$697
Residential real estate	7	625	677

	13	$1,322	$1,374

	For the year ending December 31, 2011
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

Commercial and commercial real estate	6	$3,498	$3,509
Leases, net	2	121	121
Residential real estate	7	794	847
Consumer other	4	43	43

	19	$4,456	$4,520

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The troubled debt restructurings described above required a net allocation of the allowance for credit losses of $61,000 and $1.1 million at December 31, 2012 and 2011, respectively. Charge-offs of $1.5 million and $1.1 million were recorded on loans and leases modified during 2012 and 2011, respectively.

The following table summarizes the troubled debt restructurings for which there was a payment default within 12 months following the date of the restructuring for the periods indicated (in thousands):

	For the year ending December 31, 2012		For the year ending December 31, 2011
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Commercial	2	$—	4	$2,216
Residential real estate	2	191	4	527

	4	$191	8	$2,743

Loans and leases are considered to be in payment default once it is greater than 30 days contractually past due under the modified terms. The troubled debt restructurings described above that subsequently defaulted resulted in a net allocation of the allowance for credit losses of $0 and $1.1 million at December 31, 2012 and 2011, respectively. Charge-offs of $1.5 million and $1.1 million were recorded on defaulted troubled debt restructurings during 2012 and 2011, respectively.

Credit Quality Indicators

Alliance establishes a risk rating at origination for commercial loan, commercial real estate and commercial lease relationships over $250,000 based on relevant information about the ability of the borrowers to service their debt such as current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. Commercial relationship managers monitor the loans and leases in their portfolios on an ongoing basis for any changes in the borrower’s ability to service their debt and affirm the risk ratings for the loans and leases in their respective portfolios on a quarterly basis.

Alliance uses the risk rating system to identify criticized and classified loans and leases. Commercial relationships within the criticized and classified risk ratings are analyzed quarterly. Alliance uses the following definitions for criticized and classified loans and leases which are consistent with regulatory guidelines:

Special Mention

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the institution’s credit position at some future date.

Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

Doubtful

A loan classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Loss

Loans classified as Loss are considered non-collectable and of such little value that their continuance as bankable assets are not warranted.

Loans and leases not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans and leases. Commercial loans and leases listed as not rated are credits less than $250,000. In some instances, the commercial loans and lease portfolios were further segmented from their risk grade categories into groups of homogeneous pools based on similar risk and loss characteristics.

As of December 31, 2012 and 2011, based on the most recent analysis performed, the recorded investment by risk category and class of loans and leases is as follows (in thousands):

	December 31, 2012		December 31, 2011
	Commercial & Commercial Real Estate	Commercial Leases, net	Commercial & Commercial Real Estate	Commercial Leases, net
Credit risk profile by internally assigned grade:
Pass	$250,172	$3,910	$222,236	$13,759
Special mention	6,002	—	13,421	259
Substandard	8,664	65	10,074	371
Substandard individually evaluated for impairment	1,083	677	7,075	107
Not rated	31,351	5,595	25,477	421

	$297,272	$10,247	$278,283	$14,917

For residential real estate and consumer loan classes, Alliance evaluates credit quality primarily based upon the aging status of the loan, which was previously presented, and by payment activity.

The following table presents the recorded investment in residential real estate and consumer loans based on payment activity at the dates indicated (in thousands):

	December 31, 2012
	Residential Real Estate	Indirect	Consumer Home Equity	Other Consumer
Performing	$326,476	$199,024	$77,176	$10,000
Non-performing	2,533	260	309	87

Total	$329,009	$199,284	$77,485	$10,087

	December 31, 2011
	Residential Real Estate	Indirect	Consumer Home Equity	Other Consumer
Performing	$313,761	$158,520	$78,354	$11,049
Non-performing	3,062	293	270	103

Total	$316,823	$158,813	$78,624	$11,152

4. Premises and Equipment

Bank premises, furniture and equipment at December 31, 2012 and 2011 consist of the following (in thousands):

	2012	2011
Land	$2,878	$2,878
Bank premises	20,032	19,791
Furniture and equipment	25,940	26,639

Total cost	48,850	49,308
Less: Accumulated depreciation	32,412	31,767

	$16,438	$17,541

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

At December 31, 2012 and 2011, furniture and equipment included $860,000 and $1.0 million, respectively, in equipment leased to others under operating leases. The related accumulated depreciation was $699,000 and $720,000 at December 31, 2012 and 2011, respectively. Depreciation expense on equipment leased to others totaled $120,000, $182,000, and $212,000 in 2012, 2011 and 2010, respectively.

At December 31, 2012, the minimum future lease payments to be received from equipment leased to others were $117,000 in 2013.

5. Goodwill and Other Intangible Assets

The carrying value of goodwill was $30.8 million at December 31, 2012 and 2011. No goodwill impairment adjustments were recognized in 2012 or 2011. The following table summarizes Alliance’s intangible assets that are subject to amortization (in thousands):

	December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible Assets
Core deposit intangible	$4,202	$3,514	$688
Investment management intangible	10,089	3,950	6,139

Total	$14,291	$7,464	$6,827

	December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible Assets
Core deposit intangible	$4,202	$3,151	$1,051
Investment management intangible	10,089	3,446	6,643

Total	$14,291	$6,597	$7,694

Amortization expense for intangible assets for the next five years is estimated as follows (in thousands):

	Core Deposit Intangible	Investment Management Intangible	Total
2013	287	504	791
2014	210	504	714
2015	134	504	638
2016	57	504	561
2017	—	504	504
Thereafter	—	3,619	3,619

6. Deposits

Deposits consisted of the following at December 31 (in thousands):

	2012	2011
Non-interest-bearing checking	$230,555	$185,736
Interest-bearing checking	157,903	145,885
Savings accounts	117,741	107,311
Money market accounts	352,320	330,000
Time accounts	236,474	314,133

Total deposits	$1,094,993	$1,083,065

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following table indicates the maturities of Alliance’s time deposits at December 31 (in thousands):

	2012	2011
Due in one year	$168,529	$220,450
Due in two years	46,861	67,146
Due in three years	10,699	18,409
Due in four years	5,806	2,721
Due in five years or more	4,579	5,407

Total time deposits	$236,474	$314,133

Total time deposits in excess of $100,000 as of December 31, 2012 and 2011 were $100.9 million and $123.4 million, respectively. Time deposits include $10.0 million and $42.8 million in accounts acquired through third party brokers at December 31, 2012 and 2011.

7. Borrowings

The following is a summary of borrowings outstanding at December 31 (in thousands):

	2012	2011
Short-term:
Repurchase agreements	$21,169	$26,310

Total short-term borrowings	21,169	26,310
Long-term:
FHLB advances	80,000	90,000
Repurchase agreements	20,000	20,000

Total long-term borrowings	100,000	110,000

Total borrowings	$121,169	$136,310

The following table sets forth certain information with respect to the overnight lines of credit, federal funds purchased and short term repurchase agreements (dollars in thousands):

	2012	2011	2010
FHLB overnight advances and short-term advances:
Maximum month-end balance	$—	$47,000	$22,800
Balance at end of year	—	—	2,000
Average balance during the year	609	9,803	4,382
Weighted average interest rate at end of year	—%	—	0.40%
Weighted average interest rate during the year	0.58%	0.35%	0.46%

Repurchase agreements:
Maximum month-end balance	$27,264	$26,310	$25,792
Balance at end of year	21,169	26,310	25,792
Average balance during the year	25,584	24,280	20,252
Weighted average interest rate at end of year	0.07%	0.01%	0.11%
Weighted average interest rate during the year	0.08%	0.05%	0.11%

As of the dates indicated, the contractual amounts of FHLB long term advances mature as follows (dollars in thousands):

	December 31, 2012		December 31, 2011
Maturing	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2012	$—	—%	$10,000	3.54%
2013	—	—%	35,000	3.33%
2014	10,000	1.17%	25,000	2.42%
2015	20,000	3.75%	20,000	3.75%
2016	20,000	1.14%	—	—
2017	15,000	1.36%	—	—
2018	15,000	1.61%	—	—

Total FHLB term advances	$80,000	1.93%	$90,000	3.19%

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

As of the dates indicated, the contractual amounts of long-term repurchase agreements mature as follows (in thousands):

	December 31, 2012		December 31, 2011
Maturing	Amount	Weighted Average Rate	Amount	Weighted Average Rate
2015	$20,000	4.01%	$20,000	4.01%

Total repurchase agreements	$20,000	4.01%	$20,000	4.01%

In June 2012, we restructured $50.0 million of FHLB advances. The restructurings resulted in prepayment penalties of $2.1 million which are being amortized as an adjustment to interest expense over the remaining term of the restructured debt in accordance with U.S. generally accepted accounting principles. The restructuring had the effect of extending the maturities of the restructured borrowings by 3.3 years lowering the annual average effective cost by 148 basis points.

Alliance has access to various credit facilities through the FHLB, including an overnight line of credit, a one-month line of credit, and a Term Advance Program, under which it can borrow at various terms and interest rates. All of the credit facilities are subject to meeting certain ongoing collateral requirements of the FHLB. In addition to pledging securities, Alliance has also pledged, under a blanket collateral agreement, certain residential mortgage loans with balances at December 31, 2012 of $301.7 million. At December 31, 2012, Alliance had borrowed $80.0 million against the pledged mortgages. At December 31, 2012, Alliance had $221.6 million available under its various credit facilities with the FHLB.

Alliance had a $164.3 million line of credit with no outstanding balance at December 31, 2012 with the Federal Reserve Bank of New York through its Discount Window. Alliance has pledged indirect loans and securities totaling $160.1 million and $4.2 million, respectively, at December 31, 2012. At December 31, 2012, Alliance also had available $62.5 million of federal funds lines of credit with other financial institutions, none of which was in use at December 31, 2012.

Alliance offers retail repurchase agreements primarily to certain business customers. Under the terms of the agreement, Alliance sells investment portfolio securities to such customers agreeing to repurchase the securities on the next business day. Alliance views the borrowing as a deposit alternative for its business customers. On December 31, 2012, Alliance had securities with a market value of $22.1 million pledged as collateral for these agreements. Alliance also has agreements with the FHLB and Bank approved brokers to sell securities under agreements to repurchase. At December 31, 2012, securities with a market value of $20.0 million were pledged against repurchase agreements in the amount of $20.0 million. All of these repurchase agreements at December 31, 2012 were transacted with the FHLB.

8. Junior Subordinated Obligations

In December 2003, Alliance formed a wholly-owned subsidiary, Alliance Financial Capital Trust I, a Delaware business trust (“Capital Trust I”). Capital Trust I issued $10.0 million of 30-year floating rate Company-obligated pooled capital securities. Alliance borrowed the proceeds of the capital securities from its subsidiary by issuing floating rate junior subordinated deferrable interest debentures having substantially similar terms. The capital securities mature in 2034, but may be redeemed at Alliance’s option on predetermined dates with the first redemption date at par in five years. The capital securities of the trust are a pooled trust preferred fund of ALESCO Preferred Funding II, Ltd., and interest rates on the securities adjust quarterly based on the 3-month LIBOR plus 2.85% (3.16% at December 31, 2012). Alliance guarantees all of the securities.

In September 2006, Alliance formed a wholly-owned subsidiary, Alliance Financial Capital Trust II, a Delaware business trust (“Capital Trust II”). Capital Trust II issued $15.0 million of 30-year floating rate company-obligated pooled capital securities. Alliance borrowed the proceeds of the capital securities from its subsidiary by issuing floating rate junior subordinated deferrable interest debentures having substantially similar terms. The capital securities mature in 2036, but may be redeemed at Alliance’s option on predetermined dates with the first redemption date at par in five years. The capital securities of the trust are a pooled trust preferred fund of Preferred Term Securities XXIV, Ltd., and interest rates on the securities adjust quarterly based on the 3-month LIBOR plus 1.65% (1.96% at December 31, 2012). Alliance guarantees all of the securities.

Alliance had a $310,000 investment in Capital Trust I at December 31, 2012 and 2011 and a $464,000 investment in Capital Trust II at December 31, 2012 and 2011.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The Capital Trusts are variable interest entities (“VIE’s”). Alliance is not the primary beneficiary of the VIE’s and as such they are not consolidated in Alliance’s financial statements in accordance with accounting guidance. Liabilities owed to the Capital Trusts, totaling $25.8 million, were reflected as liabilities in the consolidated balance sheets at December 31, 2012 and 2011, respectively.

9. Earnings Per Common Share

Alliance has granted stock compensation awards with non-forfeitable dividend rights which are considered participating securities. As such, earnings per share is computed using the two-class method as required by Accounting Standard Codification (“ASC”) 206-10-45. Basic earnings per common share is computed by dividing net income allocated to common stock by the weighted average number of common shares outstanding during the period which excludes the participating securities. Diluted earnings per common share includes the dilutive effect of additional potential common shares from stock compensation awards and warrants, but excludes awards considered participating securities.

Basic and diluted net income per common share calculations for the years ended December 31 are as follows (in thousands, except share and per share amounts):

	2012	2011	2010
Basic
Net income	$9,188	$13,297	$11,624
Less: dividends and undistributed earnings allocated to unvested restricted shares	(153)	(219)	(128)

Net earnings allocated to common shareholders	$9,035	$13,078	$11,496

Weighted average common shares outstanding including shares considered participating securities	4,781,167	4,748,379	4,669,324
Less: average participating securities	(79,480)	(78,327)	(49,606)

Weighted average shares	4,701,687	4,670,052	4,619,718

Net income per common share – basic	$1.92	$2.80	$2.49

Diluted
Net earnings allocated to common shareholders	$9,035	$13,078	$11,496

Weighted average common shares outstanding for basic earnings per common share	4,701,687	4,670,052	4,619,718
Incremental shares from assumed conversion of stock options and warrants	—	5,160	20,378

Average common shares outstanding – diluted	4,701,687	4,675,212	4,640,096

Net income per common share – diluted	$1.92	$2.80	$2.48

Dividends of $100,000, $95,000 and $63,000 for the years ended December 31, 2012, 2011 and 2010, respectively, were paid on unvested shares with non-forfeitable dividend rights. There were no anti-dilutive stock options for the periods presented.

10. Income Taxes

The provision for income taxes for the years ended December 31 is summarized as follows (in thousands):

	2012	2011	2010
Current tax expense:
Federal	$3,217	$5,269	$5,277
State	51	585	541

	3,268	5,854	5,818

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Deferred tax (benefit) provision:
Federal	(228)	(1,059)	(987)
State	(73)	(281)	(226)

	(301)	(1,340)	(1,213)

Total	$2,967	$4,514	$4,605

A reconciliation between the statutory federal income tax rate and the effective income tax rate for the years indicated is as follows:

	2012	2011	2010
Statutory federal income tax rate	35.0%	35.0%	34.0%
State franchise tax, net of federal tax benefit	(0.1)%	1.1%	1.3%
Tax exempt interest income	(9.6)%	(6.9)%	(7.6)%
Tax exempt insurance income	(3.7)%	(1.9)%	(2.2)%
Sale of insurance agency assets	—%	—%	2.6%
Non-deductible transaction costs	3.7%	—%	—%
Other, net	(0.9)%	(1.8)%	0.3%

Total	24.4%	25.5%	28.4%

The components of deferred income taxes, included in other assets, at December 31, are as follows (in thousands):

	2012	2011
Assets
Loans	$174	$213
Allowance for credit losses	3,367	4,238
Retirement benefits	961	1,163
Deferred compensation	4,001	3,243
Pension costs	1,924	1,868
Incentive compensation plans	382	286
Covenant not to compete	179	200
Other	762	889

Total deferred tax assets	11,750	12,100
Liabilities
Securities	40	55
Premises, furniture and equipment	435	447
Depreciation and leasing	572	1,516
Deferred fees	1,347	1,390
Intangible assets	272	416
Net unrealized gains on available-for-sale securities	4,114	4,320
Other	1,312	861

Total deferred tax liabilities	8,092	9,005

Net deferred tax asset at year-end	$3,658	$3,095

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Based on its assessment, management determined that no valuation allowance is necessary.

At December 31, 2012 and 2011, Alliance did not have any unrecognized tax benefits.

A reconciliation of the beginning and ending amount of unrecognized tax benefits (excluding interest and the federal income tax benefit of unrecognized state tax benefits) is as follows (in thousands):

2010
Balance at January 1	$115
Reductions due to statute of limitations	(115)
Settlements	—

Balance at December 31	$—

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Alliance accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes. We do not expect the amount of unrecognized tax benefits to significantly increase in the next twelve months.

Alliance or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Alliance is no longer subject to U.S. federal examination for tax years prior to 2009 and state examination for tax years prior to 2010.

11. Accumulated Other Comprehensive Income

A summary of activity in other comprehensive income, at December 31, is as follows (in thousands):

	Pre-tax Amount	Income Taxes	Net
December 31, 2012
Securities available-for-sale:
Net unrealized losses for the period	$(853)	$(338)	$(515)

Defined benefit pension plan:
Amortization of prior service costs	24	10	14
Amortization of net loss	335	132	203
Change in accumulated unrealized net losses for plan benefits	(453)	(179)	(274)
Change in unrealized prior service costs	64	25	39

Defined benefit plan liability adjustment	(30)	(12)	(18)

Total other comprehensive income	$(883)	$(350)	$(533)

December 31, 2011
Securities available-for-sale:
Net unrealized gains for the period	$6,565	$2,540	$4,025
Reclassification adjustment for net gains included in net income	(1,325)	(513)	(812)

Net unrealized gains on securities available-for-sale	5,240	2,027	3,213

Defined benefit pension plan:
Amortization of prior service costs	26	10	16
Amortization of net loss	174	68	106
Change in accumulated unrealized net losses for plan benefits	(1,790)	(693)	(1,097)

Defined benefit plan liability adjustment	(1,590)	(615)	(975)

Total other comprehensive income	$3,650	$1,412	$2,238

December 31, 2010
Securities available-for-sale:
Net unrealized gains for the period	$1,673	$622	$1,051
Reclassification adjustment for net gains included in net income	(308)	(119)	(189)

Net unrealized gains on securities available-for-sale	1,365	503	862

Defined benefit pension plan:
Amortization of prior service costs	26	9	17
Amortization of net loss	178	69	109
Change in accumulated unrealized net losses for plan benefits	(360)	(139)	(221)

Defined benefit plan liability adjustment	(156)	(61)	(95)

Total other comprehensive income	$1,209	$442	$767

A summary of activity in accumulated other comprehensive income, at December 31, is as follows (in thousands):

	Net unrealized gains (losses) in securities available for sale	Defined benefit plans	Total
Balance at January 1, 2010	$2,832	($1,886)	$946
Net gain (loss) during 2010	862	(95)	767

Balance at December 31, 2010	3,694	(1,981)	1,713

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Net gain (loss) during 2011	3,213	(975)	2,238

Balance at December 31, 2011	6,907	(2,956)	3,951
Net loss during 2012	(515)	(18)	(533)

Balance at December 31, 2012	$6,392	$(2,974)	$3,418

12. Employee and Director Benefit Plans

Defined Contribution Plan

Alliance provides retirement benefits through a defined contribution 401(k) plan that covers substantially all of its employees. Participants in the 401(k) plan may contribute from 1% of their compensation up to certain annual limitations imposed by the Internal Revenue Service. Alliance matches $0.50 for each $1.00 contributed up to 6% of the participant’s eligible compensation. Participants meeting certain eligibility requirements will receive an employer contribution equal to 1% of their annual eligible compensation. Company contributions to the plan were $614,000, $492,000 and $505,000 in 2012, 2011 and 2010, respectively.

Defined Benefit Plan and Post-Retirement Benefits

Alliance has a noncontributory defined benefit pension plan (“Pension Plan”) which it assumed from its acquisition of Bridge Street Financial, Inc. The Pension Plan covers substantially all former Bridge Street full-time employees who met eligibility requirements on October 6, 2006, at which time all benefits were frozen. Under the Pension Plan, retirement benefits are primarily a function of both the years of service and the level of compensation. The amount contributed to the Pension Plan is determined annually on the basis of (a) the maximum amount that can be deducted for federal income tax purposes, or (b) the amount certified by an actuary as necessary to avoid an accumulated funding deficiency as defined by the Employee Retirement Income Security Act of 1974.

Alliance provides post-retirement medical and life insurance benefits (“Post-Retirement Plan”) to certain retirees who met plan eligibility requirements and their respective spouses.

The following table represents a reconciliation of the change in the benefit obligation, plan assets and funded status of the Pension Plan and Post-Retirement Plan at December 31 (using a measurement date of December 31) (in thousands):

	Pension Plan		Post-Retirement Plan
	2012	2011	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$6,239	$5,325	$4,284	$4,290
Interest cost	269	288	178	224
Actuarial loss (gain)	399	871	(35)	5
Benefits paid	(237)	(245)	(226)	(242)
Participant contributions	—	—	7	7

Benefit obligation at end of year	6,670	6,239	4,208	4,284
Change in plan assets:
Fair value of plan assets at the beginning of the year	4,188	4,393	—	—
Actual return on plan assets	448	(69)	—	—
Benefits paid	(237)	(245)	(226)	(242)
Participant contributions	—	—	7	7
Employer contributions	563	109	219	235

Fair value of plan assets at the end of year	4,962	4,188	—	—

Funded status at end of year	$(1,708)	$(2,051)	$(4,208)	$(4,284)

Pre-tax amounts recognized in accumulated other comprehensive income at December 31 that has not been recognized as components of net periodic benefit or cost consist of (in thousands):

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	Pension Plan		Post-Retirement Plan
	2012	2011	2012	2011
Unrecognized actuarial loss	$3,307	$3,202	$619	$672
Unrecognized prior service benefit	—	—	(430)	(475)

	$3,307	$3,202	$189	$197

The composition of the plan’s net periodic cost for the years ended December 31 is as follows (in thousands):

	Pension Plan			Post-Retirement Plan
	2012	2011	2010	2012	2011	2010
Interest cost	$269	$288	$284	$178	$224	$230
Amortization of unrecognized prior service benefit	—	—	—	(44)	(44)	(44)
Amortization of unrecognized actuarial loss	219	123	153	17	19	16
Expected return on assets	(373)	(387)	(311)	—	—	—

Total net periodic cost	$115	$24	$126	$151	$199	$202

The estimated prior service benefit for the Post-Retirement Plan that is expected to be amortized from accumulated other comprehensive income into net periodic benefit over the next fiscal year is $44,000. The estimated unrecognized actuarial loss for the Pension Plan and Post-Retirement Plan that is expected to be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $244,000 and $19,000, respectively.

The following weighted average assumptions were used to determine benefit obligations for these plans:

	Pension Plan			Post-Retirement Plan
	2012	2011	2010	2012	2011	2010
Projected benefit obligation:
Discount rate	4.05%	4.40%	5.54%	3.95%	4.30%	5.44%
Net periodic pension cost:
Discount rate	4.40%	5.54%	5.70%	4.30%	5.44%	5.60%
Expected return on plan assets	8.50%	9.00%	9.00%	—	—	—

The discount rates used in determining the benefit obligations for the Pension Plan and Post-Retirement Plan as of December 31, 2012, 2011 and 2010 were based upon the Citibank pension liability index. The Citibank pension liability index was determined to appropriately reflect the rate at which the Pension Plan and Post-Retirement Plan obligations could be effectively settled, based upon the expected duration of each plan.

The Pension Plan’s weighted-average asset allocations by asset category at December 31 are as follows:

Asset Category	2012	2011
Equity securities	64%	62%
Debt Securities (Bond Mutual Funds)	36%	38%

Total	100%	100%

Plan assets are invested in diversified investment funds of the RSI Retirement Trust, a private placement investment fund. The investment funds include a series of equity and bond mutual funds or comingled trust funds, each with its own investment objectives, investment strategies and risks, as detailed in the Trust’s Statement of Investment Objectives and Guidelines. The RSI Retirement Trust has been given discretion by the Plan Sponsor to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the RSI Retirement Trust’s Statement of Investment Objectives and Guidelines (the “Guidelines”).

The long-term investment objectives are to maintain plan assets at a level that will sufficiently cover long-term obligations and to generate a return on plan assets that will meet or exceed the rate at which long-term obligations will grow. A broadly diversified combination of equity and fixed income portfolios and various risk management techniques are used to help achieve these objectives.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term. In addition, RSI Retirement Trust’s actively managed portfolios are expected to provide above-average performance when compared to their peers, while the passively managed portfolios are expected to provide performance in line with the appropriate index. Performance volatility is also monitored. Risk/volatility is further managed by the distinct investment objectives of each of the RSI Retirement Trust funds and the diversification within each fund.

Prior to October 1, 2011, the plan’s targeted asset allocation structure was for an allocation of 65% to equities and 35% to fixed-income securities. Effective October 1, 2011, the Trustees established a framework to eventually transition the investment policy to a Liability Driven Investment approach, with a higher weighting of long-duration fixed income securities. To date, market conditions have not been deemed favorable enough to start in this transition.

Determination of Long-Term Rate-of-Return

The long-term rate-of-return-on-assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5-9% and 2-6%, respectively. The long- term inflation rate was estimated to be 3%. When these overall return expectations are applied to the plan’s target allocation, the result is an expected rate of return of 7% to 11%.

Fair Value of Pension Plan Assets

Fair value is the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date.

Alliance used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:

Equity, Debt, Investment Funds and Other Securities

The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). At December 31, 2012, there are no Level 3 investment securities in the Pension Plan.

The fair value of the Plan assets at December 31, 2012, by asset category, is as follows (in thousands):

Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)
Mutual Funds Equity
Large cap value(1)	$469	$469	$—
Small cap core(2)	615	615	—
Large cap growth(3)	346	346	—
International core(4)	572	572	—
Common/Collective Trusts Equity
Large cap core(5)	549	—	549
Large cap value(6)	275	—	275
Large cap growth(7)	366	—	366
Common/Collective Trusts Fixed Income
Market duration fixed(8)	1,771	—	1,771

Total	$4,962	$2,002	$2,960

The fair value of the Plan assets at December 31, 2011, by asset category, is as follows (in thousands):

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)
Mutual Funds Equity
Large cap value(1)	$375	$375	$—
Small cap core(2)	495	495	—
Common/Collective Trusts Equity
Large cap core(5)	443	—	443
Large cap value(6)	218	—	218
Large cap growth(9)	603	—	603
International core(10)	462	—	462
Common/Collective Trusts Fixed Income
Market duration fixed(8)	1,592	—	1,592

Total	$4,188	$870	$3,318

(1)	This category consists of investments whose sector and industry exposures are maintained within a narrow band around Russell 1000 index. The portfolio holds approximately 150 stocks.
(2)	This category contains stocks whose sector weightings are maintained within a narrow band around those of the Russell 2000 Index. The portfolio will typically hold more than 150 stocks.
(3)	This category consists of a mutual fund that seeks fast growing large cap companies with suitable franchises and positive price momentum. The portfolio holds 60 to 90 stocks.
(4)	This category has investments in medium to large non-US companies, including high quality, durable growth companies and companies based in countries with stable economic and political systems.
(5)	This fund tracks the performance of the S&P 500 Index by purchasing the securities represented in the Index in approximately the same weightings as the Index.
(6)	This category contains large-cap stocks with above-average yield. The portfolio typically holds between 60 and 70 stocks.
(7)	This category consists of a portfolio of between 35 and 55 stocks of fast-growing, predictable and cyclical large cap growth companies.
(8)	This category consists of an index fund that tracks the Barclays Capital U.S. Aggregate Bond Index. The fund invests in Treasury, agency, corporate, mortgage-backed and asset-backed securities.
(9)	This category consists of a portfolio of between 45 and 65 stocks that will typically overweight technology and health care.
(10)	This category consists of a broadly diversified portfolio of non-U.S. domiciled stocks. The portfolio will typically hold more than 200 stocks, with 0-35% invested in emerging markets securities.

Alliance’s estimated contribution to the Pension Plan for 2013 is $104,000.

For measurement purposes, with respect to the Post-Retirement Plan, a 9.0% annual rate of increase in the per capita cost of covered health care benefits is assumed for 2013. The rate is assumed to decrease gradually to 4.5% by the year 2017 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects on the Post-Retirement Plan (in thousands):

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$11	$(10)
Effect on post-retirement benefit obligations	254	(219)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid from the Pension Plan (in thousands):

Year ending December 31:
2013	$254
2014	266
2015	268
2016	278
2017	283
Years 2018-2022	1,620

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following healthcare benefits are expected to be paid under the Post-Retirement Plan (in thousands):

Year ending December 31:
2013	$285
2014	281
2015	283
2016	277
2017	285
Years 2018-2022	1,339

The above benefit payments include expected life insurance claims, rather than the premiums that Alliance is paying to provide the life insurance.

Directors Retirement Plan

Alliance has a noncontributory defined benefit plan for non-employee directors (the “Directors Plan”). The Directors Plan provides for a normal retirement cash benefit equivalent to 35% of their average annual director’s fees, subject to increases based on the directors’ length and extent of service, payable in a number of circumstances, including normal retirement, death or disability and a change in control. Upon termination of service, the normal retirement benefit is payable in a lump sum or in ten equal installments.

The following table represents a reconciliation of the change in the benefit obligations, plan assets and funded status of the Directors Plan at December 31 (in thousands):

	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$1,105	$1,006
Service cost	67	65
Interest cost	41	44
Benefits paid	(12)	(11)
Actuarial gain	(62)	1

Prior service cost	(19)	—

Benefit obligation at end of year	$1,120	$1,105
Plan assets	—	—

Funded status at end of year	$(1,120)	$(1,105)

Pre-tax amounts recognized in accumulated other comprehensive income at December 31 that have not been recognized as components of net periodic benefit or cost consist of (in thousands):

	2012	2011
Unrecognized actuarial loss	$114	$206
Unrecognized prior service cost	264	329

	$378	$535

The composition of the Directors Plan’s net periodic cost for the year ended December 31 is as follows (in thousands):

	2012	2011
Service cost	$67	$65
Interest cost	41	44
Amortization of unrecognized prior service cost	46	48
Amortization of unrecognized actuarial loss	30	28

Total net periodic cost	$184	$185

The following weighted average assumptions were used to determine benefit obligations for the Directors’ Plans:

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	2012	2011	2010
Projected benefit obligation:
Discount rate	4.05%	4.40%	5.54%
Net periodic pension cost:
Discount rate	4.40%	5.54%	5.70%

The discount rate used to determine benefit obligations for the Directors Plan was based upon the Citibank pension liability index. The Citibank pension liability index was determined to appropriately reflect the rate at which the pension liabilities could be effectively settled based upon the expected duration of the Directors Plan. Directors’ fees were assumed to increase at an annual rate of 3.00%.

The following directors’ retirement benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Year ending December 31:
2013	$49
2014	49
2015	46
2016	66
2017	66
Years 2018-2022	740

In 2013, $46,000 in unrecognized prior service costs and $114,000 in unrecognized actuarial losses are estimated to be amortized from accumulated other comprehensive income into the net periodic cost for the Directors’ Plan.

Supplemental Executive Retirement Plans

Alliance has supplemental executive retirement plans (“SERP”) for certain current and former employees. Included in other assets, Alliance had segregated assets of $102,000 and $127,000 at December 31, 2012 and 2011, respectively, to fund the estimated benefit obligation associated with certain SERP plans.

The following table represents a reconciliation of the change in the benefit obligations, plan assets and funded status of the SERP’s at December 31 (in thousands):

	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$4,115	$3,633
Service cost	88	90
Interest cost	171	190
Actuarial loss	182	458
Benefits paid	(258)	(256)

Benefit obligation at end of year	4,297	4,115
Change in plan assets:
Benefits paid	(258)	(256)
Employer contributions	258	256

Fair value of plan assets at the end of year	—	—

Funded status at end of year	$(4,297)	$(4,115)

Pre-tax amounts recognized in accumulated other comprehensive income at December 31, 2012 and 2011 that has not been recognized as components of net periodic benefit or cost consist of (in thousands):

	2012	2011
Unrecognized actuarial loss	$887	$773
Unrecognized prior service cost	97	142

	$984	$893

The composition of the SERP’s net periodic cost for the years ended December 31 is as follows (in thousands):

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	2012	2011	2010
Service cost	$88	$90	$79
Interest cost	171	190	192
Amortization of unrecognized prior service cost	22	22	22
Amortization of unrecognized actuarial loss	69	4	4

Total net periodic cost	$350	$306	$297

Alliance amortizes unrecognized gain or losses and prior service costs in the SERP’s on a straight line basis over the future working lifetime of the participant expected to receive benefits under the plan. In the year of a participant’s retirement, any unrecognized gains or losses and prior service costs are fully recognized. Future unrecognized gains or losses arising after retirement are amortized over the participant’s remaining life expectancy.

The following weighted average assumptions were used to determine benefit obligations and net period cost for the years ended December 31:

	2012	2011	2010
Projected benefit obligation:
Discount rate	3.95%	4.30%	5.44%
Net periodic pension cost:
Discount rate	4.30%	5.44%	5.60%

The discount rate used to determine benefit obligations for the plans was based upon the Citibank pension liability index. The Citibank pension liability index, less an adjustment of 10 basis points, was determined to appropriately reflect the rate at which the pension liabilities could be effectively settled based upon the expected duration of the plans. Salaries were assumed to increase at an annual rate of 4.0% in 2012, 2011 and 2010.

The following SERP payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Year ending December 31:
2013	$255
2014	253
2015	354
2016	351
2017	338
Years 2018-2022	1,606

In 2013, $22,000 in unrecognized prior service costs and $43,000 in unrecognized actuarial losses are estimated to be amortized from accumulated other comprehensive income into the net periodic cost for the SERP’s.

Alliance assumed a SERP for directors from Bridge Street, providing for extended compensation after retirement. Alliance owns life insurance policies on these individuals to provide for the estimated benefit obligations for the SRP. Cash surrender value of these policies approximated $2.7 million and $2.6 million, respectively, at December 31, 2012 and 2011. At December 31, 2012 and 2011 other liabilities include approximately $657,000 and $649,000, respectively, accrued under the directors’ SERP from Bridge Street. Deferred compensation expense related to the SRP from Bridge Street for the year ended December 31, 2012, 2011 and 2010 approximated $102,000, $77,000 and $64,000, respectively.

13. Directors’ Deferred Compensation

Alliance has a stock-based deferral plan which provides directors and officers designated by the Board of Directors the opportunity to defer receipt of cash compensation and, thereby, accumulate additional shares of Alliance’s common stock. Only directors are deferring compensation under this plan. Alliance contributes the amount of compensation deferred to a trust, which purchases shares of Alliance’s common stock, and distributions are made in shares of Alliance’s common stock upon such events as are elected by participants. Dividends paid on shares are also converted to common stock. At December 31, 2012 and 2011, there were 148,083 and 134,260 shares held in trust with a cost basis of $3.9 million and $3.4 million, respectively.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Alliance maintained an optional deferred compensation plan for its directors, whereby fees normally received were deferred and paid by Alliance upon the retirement of the director. In March 2008, active directors transferred their plan balances into the stock-based deferred compensation plan and the remaining liability consists of the retired directors balances. At December 31, 2012 and 2011, other liabilities included approximately $257,000 and $324,000, respectively, relating to deferred compensation. Deferred compensation expense resulting from the earnings on deferred balances for the years ended December 31, 2012, 2011 and 2010 approximated $1,000, $2,000 and $5,000, respectively.

Alliance assumed a nonqualified deferred compensation plan for former directors of Bridge Street, under which participants were eligible to elect to defer all or part of their annual director fees. The plan provides that deferred fees are to be invested in mutual funds, as selected by the individual directors. Deferrals under the plan were discontinued effective with the acquisition of Bridge Street. At December 31, 2012 and 2011, deferred director fees included in other liabilities, and the corresponding assets included in other assets, aggregated approximately $259,000 and $275,000, respectively.

14. Stock Based Compensation Plans

The 2010 Restricted Stock Plan (“2010 Plan”) was approved by shareholders in May of 2010 authorizing 200,000 shares of authorized but unissued common stock of Alliance. The purpose of the 2010 Plan is to promote the growth and profitability of Alliance and to provide eligible directors, certain key officers and employees of Alliance with an incentive to achieve corporate objectives, to attract and retain directors, key officers and employees of outstanding competence and to provide such directors, officers and employees with an equity interest in Alliance. Awards granted under this plan vest ratably over a five year period. In 2012 and 2011, 18,465 and 17,839 restricted shares were granted, respectively, to certain key officers under this plan.

Alliance also has a long-term incentive compensation plan (the “1998 Plan”) authorizing 550,000 shares of authorized but unissued common stock of Alliance. Pursuant to the 1998 Plan, eligible individuals received incentive stock options, non-qualified stock options, and/or restricted stock awards. The 1998 Plan expired in 2009 and no further awards will be granted from this Plan.

Restricted shares granted under the 1998 Plan vest at the end of a 7-year period. Furthermore, 50% of the shares awarded to all grantees except Alliance’s Chief Executive Officer, become vested on the date at least three years after the award date that Alliance’s stock price has closed at a price that is at least 160% of the award price for 15 consecutive days.

In 2009, Alliance’s Board of Directors approved a modification of the vesting schedule of restricted stock awards granted to all participating employees under the 1998 Plan. The modification provided for the immediate vesting of all restricted shares which would have vested as of November 24, 2009 had the original cliff-vesting schedule instead been a pro-rata vesting schedule over the same seven year period. The modification did not change the seven year cliff-vesting schedule for the remaining unvested shares held by plan participants.

Restricted stock awards are recorded as deferred compensation, a component of shareholders’ equity, at fair value at the date of the grant and amortized to compensation expense over the specified vesting periods.

Compensation expense associated with the amortization of the cost of all restricted shares issued for the years ended December 31, 2012, 2011 and 2010 was $512,000, $456,000, and $357,000, respectively. The fair value of the vested restricted shares was $477,000 in 2012. The unrecognized compensation cost for restricted stock awards was $1.4 million at December 31, 2012, which will be recognized as compensation expense over a weighted average period of 2.6 years.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following is a summary of Alliance’s restricted stock activity for the year ended December 31, 2012:

	Non-vested Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of year	73,847	$29.45
Granted	18,465	$29.89
Forfeited	(550)	$30.19
Vested	14,432	$30.22

Outstanding at end of year	77,330	$29.43

There were no options outstanding at December 31, 2012. No options were granted during 2012, 2011 and 2010.

15. Commitments and Contingent Liabilities

Alliance is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit which involve, to varying degrees, elements of credit risk in excess of amounts recognized in the consolidated statements of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement Alliance has in those particular classes of financial instruments. Alliance’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. Alliance uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk (in thousands):

	Contract Amount
	2012	2011	2010
Commitments to extend credit, variable	$152,142	$146,015	$148,031
Commitments to extend credit, fixed	43,763	35,323	29,090
Standby letters of credit	4,568	3,620	3,223

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payments of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit written are conditional commitments issued by Alliance to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. Since the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. For both commitments to extend credit and standby letters of credit, the amount of collateral obtained, if deemed necessary by Alliance upon the extension of credit, is based on management’s credit evaluation of the counterparty.

Alliance leases office space and certain branches under noncancelable operating lease agreements having initial terms expiring at various dates through 2025. Total rental expense was approximately $1.2 million in 2012, 2011 and 2010.

Minimum rental payments under the initial terms of these leases are summarized as follows (in thousands):

Year ending December 31:
2013	$1,086
2014	869
2015	849
2016	820
2017	808
Thereafter	2,872

Total minimum lease payments	$7,304

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The Bank entered into an agreement in 2005 with Onondaga County whereby the Bank obtained the naming rights to a sports stadium in Syracuse, NY for a 20-year term. Under the agreement, the Bank paid $152,000 in 2012, 2011 and 2010, and will pay $152,000 annually from 2013 through 2024.

Alliance is required to maintain a reserve balance as established by the Federal Reserve Bank of New York. The required average total reserve for the 14-day maintenance period ended December 31, 2012 was $600,000.

Alliance is subject to ordinary routine litigation incidental to its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate that the aggregate liability arising out of litigation pending or threatened against the Company will be material to its consolidated financial statements. On an on-going basis Alliance assesses its liabilities and contingencies in connection with such legal proceedings. For those matters where it is probable that Alliance will incur losses and the amounts of the losses can be reasonably estimated, the Company recognizes an expense and corresponding liability in its consolidated financial statements. When those conditions of probable and estimable are not met but it is reasonably possible that Alliance will incur a loss, it is required to disclose the existence of such litigation. Reasonably possible is defined as the chance of a future event occurring is more than remote but less than probable. Alliance has a current pending legal matter related to a commercial loan relationship that the chance of Alliance incurring a loss is reasonably possible. The range of reasonably possible loss for this matter was between $0 and $1 million as of December 31, 2012.

In connection with the pending merger with NBT, three plaintiffs filed purported class action lawsuits against Alliance, Alliance’s directors and NBT. All three purported class actions were brought in the Supreme Court of the State of New York, in the County of Onondaga, or the Court, and are captioned Oughterson v. Alliance Financial Corporation, et al. (No. 2012EF73, filed October 11, 2012), Stanard v. Alliance Financial Corporation, et al. (No. 2012EF75, filed October 22, 2012) and The Wire Family Trust of 1997 v. Alliance Financial Corporation et al. (No. 2012-5950, filed November 1, 2012). By Order dated December 10, 2012, the three cases were consolidated by the Court into a single action. The lawsuits allege that the Alliance directors breached their fiduciary duties to Alliance’s shareholders by seeking to sell Alliance through an allegedly unfair process and for an unfair price and on unfair terms, by soliciting shareholder approval of the proposed transaction through a Form S-4 that was alleged to be materially misleading, and that Alliance and NBT aided and abetted that breach. The lawsuits seek, among other things, equitable relief that would enjoin the merger, damages, and attorneys’ fees and costs. The plaintiffs also seek rescission of the merger (to the extent it has already been completed at the time that the court grants any relief). The parties have reached an agreement in principle to settle these cases and entered into a memorandum of understanding on January 15, 2013. As part of this memorandum of understanding, NBT and Alliance agreed to disclose additional information in the joint proxy statement/prospectus on Form S-4 with NBT, including information about matters discussed between the parties during the process of negotiating the merger, as well as information about the data that was analyzed and presented to the Alliance Board of Directors by its financial advisor. No substantive terms of the merger agreement will be modified as part of this settlement. The settlement is subject to review and approval by the Court. The range of reasonably possible loss for this matter related to litigation costs was between $300,000 and $500,000 as of December 31, 2012. Alliance has insurance coverage that limits our liability to $75,000.

The ASC Topic on Asset Retirement Obligations refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of Alliance. Alliance is required to recognize a liability for the fair value of a conditional asset retirement obligation when it is incurred, generally upon acquisition, construction, or development and (or) through the normal operation of the asset, and if the fair value of the liability can be reasonably estimated. The guidance acknowledges that in some cases sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. Alliance acknowledges that some of its facilities were constructed years ago when asbestos was used for insulation and other construction purposes. Of our current 29 branches, 9 are estimated to have been constructed when some use of asbestos was common. Regulations are now in place that require Alliance to handle and dispose of asbestos in a special manner if major renovations or demolition of a facility are to be completed. Alliance does not believe that it has sufficient information to estimate the fair value of the obligation at this time since no major renovations or demolition of any of its facilities have been planned and if undertaken, would occur at an unknown future date. Accordingly, Alliance has not recognized a liability or a contingent liability in connection with potential future costs to remove and dispose of asbestos from its facilities.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

16. Dividends and Restrictions

The primary source of cash to pay dividends to Alliance’s shareholders is through dividends from its banking subsidiary. The FRB and the Office of the Comptroller of the Currency are authorized to determine certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe or unsound practice. Banking organizations may generally only pay dividends from the combined current year and prior two years’ net income less any dividends previously paid during that period. At December 31, 2012, approximately $21.4 million was available for the declaration of dividends by the Bank. There were no loans or advances from the Bank to Alliance at December 31, 2012.

Under the Merger Agreement, Alliance has agreed that, until the effective time of the merger or the termination of the Merger Agreement, Alliance and its subsidiaries will not, except as expressly permitted by the Merger Agreement or with the prior written consent of NBT (which consent NBT will not unreasonably withhold) declare or pay any dividend or other distribution on its capital stock other than: (a) dividends paid by wholly owned subsidiaries to Alliance or any other wholly owned subsidiary of Alliance; or (b) regular quarterly cash dividends not to exceed the rate paid during the fiscal quarter immediately preceding the date of the merger agreement.

17. Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Assets Measured on a Recurring Basis

The fair values of debt securities available-for-sale are determined by obtaining matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2). The fair value of mutual fund securities available-for-sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available (Level 1). There were no transfers between Level 1 and Level 2 during 2012 or 2011.

Assets measured at fair value on a recurring basis are summarized below (in thousands):

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	Fair Value Measurements at December 31, 2012 Using
	Fair Value	Quoted market prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)
Debt Securities:
U.S. Treasury obligations	$15,148	$—	$15,148
Obligations of states and political subdivisions	71,230	—	71,230
Mortgage-backed securities - residential	246,982	—	246,982

Total debt securities	333,360	—	333,360
Stock Investments:
Mutual funds	3,133	3,133	—

Total available-for-sale	$336,493	$3,133	$333,360

	Fair Value Measurements at December 31, 2011 Using
	Fair Value	Quoted market prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)
Debt Securities:
Obligations of U.S. government-sponsored corporations	$3,190	$—	$3,190
Obligations of states and political subdivisions	82,299	—	82,299
Mortgage-backed securities - residential	285,706	—	285,706

Total debt securities	371,195	—	371,195
Stock Investments:
Mutual funds	3,111	3,111	—

Total available-for-sale	$374,306	$3,111	$371,195

Assets Measured on a Non-Recurring Basis

Impaired loans and leases – Loans and leases are generally not recorded at fair value on a recurring basis. Periodically, Alliance records nonrecurring adjustments to the carrying value of loans based on fair value measurements for partial charge-offs of the uncollectible portions of those loans. Nonrecurring adjustments also include certain impairment amounts for collateral-dependent loans calculated when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan and, as a result, the carrying value of the loan less the calculated valuation amount does not necessarily represent the fair value of the loan. Real estate collateral is typically valued using independent appraisals or other indications of value based on recent comparable sales of similar properties or assumptions generally observable in the marketplace. These valuations are adjusted based on non-observable inputs and the related nonrecurring fair value measurement adjustments have generally been classified as Level 3. Estimates of fair value used for other collateral supporting commercial loans generally are based on assumptions not observable in the marketplace and, therefore, such valuations have been classified as Level 3. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Foreclosed real estate owned - assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Foreclosed real estate owned properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Alliance. Once received, a member of the Managed Assets Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

statistics. A discount may be applied to an appraised value to arrive at fair value based on management’s knowledge of the market conditions and individual circumstances of the property being evaluated. For residential property appraisals, we compare the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value. The most recent analysis performed indicated that a discount of 20% should be applied to properties appraised values to arrive at fair value.

Assets measured at fair value on a non-recurring basis by fair value measurement used are summarized below (in thousands):

	At December 31, 2012
	Carrying Amount	Valuation Allowance	Fair Value	Significant unobservable inputs (Level 3)
Impaired loans and leases
Commercial and commercial real estate	$126	$4	$122	$122
Other real estate owned	725	—	725	725

	At December 31, 2011
	Carrying Amount	Valuation Allowance	Fair Value	Significant unobservable inputs (Level 3)
Impaired loans and leases
Commercial and commercial real estate	$5,561	$1,705	$3,856	$3,856

Changes in fair value recognized for partial charge-offs of loans and leases and impairment reserves on loans and leases were $224,000, $3.3 million and $1.6 million during 2012, 2011 and 2010, respectively. The fair value of one commercial impaired loan is measured using equipment and inventory collateral values from customer prepared interim financial statements that management discounted 40% and 70% for the equipment and inventory, respectively. The fair value of foreclosed real estate owned was measured based upon the average of a real estate appraisal and a broker listing for the commercial property using a sales comparison approach. Unobservable inputs adjustments by the appraiser for differences between the comparable sales ranging from 5% to 20%.

The carrying amounts and estimated fair values of financial instruments at December 31, 2012 are as follows (in thousands):

	Fair Value Measurements Using:
	Quoted market prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying Amount
Financial assets
Cash and cash equivalents	$33,673	$—	$—	$33,673
FHLB and FRB stock	N/A	N/A	N/A	7,987
Loans held for sale	—	2,133	—	2,133
Net loans and leases(1)	—	—	944,293	919,523
Accrued interest receivable	—	2,208	1,259	3,467
Financial liabilities
Deposits	858,519	237,510	—	1,094,993
Borrowings	—	125,571	—	121,169
Junior subordinated obligations	—	—	9,691	25,774
Accrued interest payable	3	675	76	754

(1)	includes impaired loans and leases

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The carrying amounts and estimated fair values of financial instruments at December 31, 2011 are as follows (in thousands):

	2011
	Estimated Fair Value	Carrying Amount
Financial Assets
Cash and cash equivalents	$52,802	$52,802
FHLB and FRB stock	N/A	8,478
Loans held for sale	1,217	1,217
Net loans and leases(1)	907,357	861,952
Accrued interest receivable	3,960	3,960
Financial Liabilities
Deposits	$1,085,608	$1,083,065
Borrowings	143,150	136,310
Junior subordinated obligations	10,979	25,774
Accrued interest payable	1,578	1,578

(1)	includes impaired loans and leases

The fair value of commitments to extend credit and standby letters of credit is not significant.

Alliance’s fair value estimates are based on our existing on and off balance sheet financial instruments without attempting to estimate the value of any anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on our fair value estimates and have not been considered in these estimates.

The fair value estimates are made as of a specific point in time, based on relevant market information and information about the financial instruments, including our judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in our assumptions could significantly affect the estimates.

The following methods and assumptions were used by Alliance in estimating its fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amounts reported in the consolidated balance sheet for cash and short-term instruments approximate those assets’ fair value and are classified as Level 1.

FHLB and FRB Stock

It is not practicable to determine the fair value of FHLB and FRB stock due to restrictions placed on its transferability.

Loans and Leases

The fair value of our fixed-rate and adjustable-rate loans and leases were calculated by discounting scheduled cash flows through the estimated maturity using current origination rates, credit adjusted for delinquent loans and leases resulting in a Level 3 classification. Our estimate of maturity is based on the contractual cash flows adjusted for prepayment estimates based on current economic and lending conditions. The fair value of loans held for sale approximates carrying value resulting in a Level 2 classification.

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Accrued Interest Receivable

The fair value of accrued interest approximates carrying value. The fair value level classification is consistent with the related financial instrument.

Deposits

The fair values disclosed for non-interest-bearing accounts and accounts with no stated maturity are, by definition, equal to the amount payable on demand at the reporting date resulting in a Level 1 classification. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered at the FHLB on similar terms resulting in a Level 2 classification.

Borrowings

The fair value of borrowings are estimated using discounted cash flow analysis, based on interest rates approximating those currently being offered for borrowings with similar terms resulting in a Level 2 classification.

Junior Subordinated Obligations

The fair value of trust preferred debentures has been estimated using a discounted cash flow analysis to maturity resulting in a Level 3 classification.

Accrued Interest Payable

The fair value of accrued interest approximates carrying value. The fair value level classification is consistent with the related financial instrument.

Off-Balance-Sheet Instruments

Off-balance-sheet financial instruments consist of commitments to extend credit and standby letters of credit, with fair value based on fees currently charged to enter into agreements with similar terms and credit quality. Amounts are not significant.

18. Capital and Regulatory Matters

Capital Requirements

Alliance and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by regulators that, if undertaken, could have a direct material effect on Alliance’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Alliance and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Alliance’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Alliance and the Bank to maintain minimum amounts and ratios, as defined in the regulations, of total risk-based capital and Tier 1 capital to risk-weighted assets. The leverage ratio reflects Tier 1 capital divided by the average total assets for the period. Average assets used in the calculation exclude Alliance’s intangible assets.

The capital levels at the Bank are maintained at or above the well-capitalized minimums of 10%, 6% and 5% for the total risk-based, Tier 1 capital, and leverage ratio, respectively. As of December 31, 2012, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Alliance’s and the Bank’s regulatory capital measures are presented in the following table (dollars in thousands):

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
As of December 31, 2012
Total risk-based capital
Company	$139,440	15.43%	$72,282	≥	8.00%	N/A	N/A
Bank	132,505	14.76%	71,842	≥	8.00%	89,802	≥10.00%
Tier 1 capital
Company	130,809	14.48%	36,141	≥	4.00%	N/A	N/A
Bank	123,874	13.79%	35,921	≥	4.00%	53,881	≥6.00%
Leverage
Company	130,809	9.37%	55,848	≥	4.00%	N/A	N/A
Bank	123,874	8.91%	55,636	≥	4.00%	69,545	≥5.00%

As of December 31, 2011
Total risk-based capital
Company	$137,273	15.97%	$68,749	≥	8.00%	N/A	N/A
Bank	128,479	15.05%	68,277	≥	8.00%	85,347	≥10.00%
Tier 1 capital
Company	126,481	14.72%	34,374	≥	4.00%	N/A	N/A
Bank	117,759	13.80%	34,139	≥	4.00%	51,208	≥6.00%
Leverage
Company	126,481	9.09%	55,680	≥	4.00%	N/A	N/A
Bank	117,759	8.50%	55,442	≥	4.00%	69,303	≥5.00%

19. Parent Company Financial Information

Condensed financial statement information of Alliance Financial Corporation for the years ended December 31 is as follows (in thousands):

Condensed Balance Sheets

	2012	2011
Assets
Investment in subsidiaries	$165,010	$160,275
Cash	2,385	5,343
Investment in limited partnerships	2,404	2,653
Other assets	2,996	3,060

Total Assets	$172,795	$171,331

Liabilities
Junior subordinated obligations	$25,774	$25,774
Dividends payable	—	1,479
Other liabilities	76	81

Total Liabilities	25,850	27,334

Shareholders’ Equity
Common stock	5,104	5,092
Surplus	47,932	47,147
Undivided profits	103,041	99,879
Accumulated other comprehensive income	3,418	3,951
Directors’ stock-based deferred compensation plan	(3,894)	(3,416)
Treasury stock	(8,656)	(8,656)

Total Shareholders’ Equity	146,945	143,997

Total Liabilities and Shareholders’ Equity	$172,795	$171,331

Alliance Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Condensed Statements of Income

	2012	2011	2010
Income
Dividend income from the Bank	$4,500	$6,000	$4,500
Interest and dividends on securities	20	19	20
Loss on sale of securities available-for-sale	—	—	(5)
Loss on sale of premises and equipment	(22)	—	—
Income from limited partnerships	147	453	238
Gain on sale of insurance agency	—	—	815

Total income	4,645	6,472	5,568

Expense
Interest expense on junior subordinated debentures	678	638	645
Non-interest expense	47	870	65
Income tax expense	—	—	806

Total expense	725	1,508	1,516
Income before equity in undistributed income of subsidiaries	3,920	4,964	4,052
Equity in undistributed income of subsidiaries	5,268	8,333	7,572

Net income	$9,188	$13,297	$11,624

Condensed Statements of Cash Flows

	2012	2011	2010
Operating Activities
Net income	$9,188	$13,297	$11,624
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiary	(5,268)	(8,333)	(7,572)
Depreciation expense	34	45	50
Impairment write-down on premises	—	555	—
Loss on sale of securities available-for-sale	—	—	5
Loss on sale of premises and equipment	22	—	—
Provision for deferred income tax	—	(262)	(199)
Gain on sale of insurance agency	—	—	(815)
Net change in other assets and liabilities	736	1,589	123

Net cash provided by operating activities	4,712	6,891	3,216

Investing Activities
Proceeds from sale of securities available-for-sale	—	—	21
Proceeds from sale of premises and equipment	—	—	65
Proceeds from sale of insurance agency	—	—	1,904

Net cash provided by investing activities	—	—	1,990

Financing Activities
(Payments) proceeds from stock activity	—	675	1,598
Retirement of common stock	(165)	(104)	(20)
Cash dividends paid to common shareholders	(7,505)	(5,738)	(5,311)

Net cash used in financing activities	(7,670)	(5,167)	(3,733)
(Decrease) increase in cash and cash equivalents	(2,958)	1,724	1,473
Cash and cash equivalents at beginning of year	5,343	3,619	2,146

Cash and cash equivalents at end of year	$2,385	$5,343	$3,619

Supplemental Disclosures of Cash Flow Information
Non-cash financing activities:
Dividend declared and unpaid	$—	$1,479	$1,419